CARVER BANCORP, INC. REPORTS SECOND QUARTER FISCAL YEAR 2016 RESULTS

New York, New York, November 10, 2015 - Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its quarter ended September 30, 2015, the second quarter of its fiscal year 2016.

The Company reported a net loss of $165 thousand, or basic and diluted loss per share of $0.04, for the quarter, compared to net income of $210 thousand, or basic and diluted earnings per share of $0.06, for the quarter ended September 30, 2014. For the six months ended September 30, 2015, the Company reported net income of $12 thousand, compared to net income of $381 thousand, or basic and diluted earnings per share of $0.10, for the comparative prior year period.

Michael T. Pugh, the Company's President and Chief Executive Officer, said:  “During the quarter, we grew our loan portfolio by $71 million, or 14%, while improving our net interest margin from 3.14% to 3.37%. To support this growth in lending, we recorded a $643 thousand loan provision in the quarter, which positions us for future growth, but reduced this quarter's net income to a loss.  Our total assets are now $736.7 million, reflecting an increase of $66.0 million, or 10% from our prior quarter-end total of $670.8 million. With a non-performing assets ratio of 1.74%, and a non-performing loans ratio of 1.15%, our credit quality continued to improve and approach industry norms. Core deposits increased 4% to $344 million, providing ample funding to continue meeting the strong loan demand in our community. We remain focused on serving local small businesses, particularly the women and minority entrepreneurs who fuel job creation and development."

"We are also pleased with the Federal Reserve’s recent decision to lift its Cease & Desist Order on the Company.  Our capital ratios remain strong, with a Tier 1 capital ratio of 10.35%.”

Mr. Pugh concluded, "Looking ahead to the rest of fiscal year 2016, Carver is preparing to launch a loan product designed to support consumers and small businesses in need of timely access to capital.”

Statement of Operations Highlights

Second Quarter and Six Months Results
The Company reported a net loss of $165 thousand for the three months ended September 30, 2015, compared to net income of $210 thousand for the prior year quarter. For the six months ended September 30, 2015, the Company reported net income of $12 thousand, compared to net income of $381 thousand for the prior year period. In both periods, the change in our results was driven by provision for loan losses in the current periods compared to recoveries of loan losses in the prior year periods. Our provision for loan losses increased in both periods as a result of the increase in our loan portfolio, not due to a decrease in credit quality. In addition, lower non-interest income, partially offset by higher net interest income contributed to the results.

Net Interest Income
Net interest income increased $1.0 million, or 22.6%, to $5.6 million for the quarter, compared to $4.6 million for the prior year quarter. Net interest income increased $1.4 million, or 15.2%, to $10.8 million for the six months ended September 30, 2015, compared to $9.4 million for the prior year period. Increases in each period were driven primarily by loan portfolio growth.

Interest income increased $1.1 million, or 20.4%, to $6.7 million for the quarter, compared to $5.6 million for the prior year quarter, driven by a $133.6 million, or 34.0%, increase in the Bank's average loan balances. For the six months ended September 30, 2015, interest income increased $1.6 million, or 14.0%, to $12.9 million compared to $11.3 million for the prior year period, driven by a $111.8 million, or 28.3%, increase in the Bank's average loan balances.

Interest expense increased $101 thousand, or 10.2%, to $1.1 million for the quarter, compared to $992 thousand for the prior year quarter. The increase is primarily due to a $62 thousand, or 8.6%, increase in interest expense on deposits as the Bank grew deposits. For the six months ended September 30, 2015, interest expense increased $167 thousand, or 8.4%, to $2.2 million, compared to $2.0 million for the prior year period as the Bank grew deposits.

Provision for Loan Losses
To reflect the robust growth in the Bank's loan portfolio, the Company recorded a $643 thousand provision for loan losses for the second quarter, compared to a $713 thousand recovery of loan losses for the prior year quarter. Net chargeoffs of $178 thousand were recognized for the second quarter, compared to net recoveries of $244 thousand for the prior year quarter.

For the six months ended September 30, 2015, the Company recorded a $761 thousand provision for loan losses, compared to a $1.5 million recovery of loan losses for the prior year period, due primarily to the robust loan growth during the period. Net chargeoffs of $666 thousand were recognized for the six months ended September 30, 2015, compared to net recoveries of $858 thousand in the prior year period.

Non-interest Income
Non-interest income decreased $431 thousand, or 27.6%, to $1.1 million for the three months ended September 30, 2015, compared to $1.6 million for the prior year quarter. For the six months ended September 30, 2015, non-interest income decreased $441 thousand, or 15.9%, to $2.3 million compared to $2.8 million for the prior year period. Non-interest income in the prior year included a $323 thousand grant from the Community Development Financial Institutions Fund of the U.S. Treasury Department. Lower depository fees were partially offset by gains on sale of loans and higher loan fees during the six months ended September 30, 2015.

Non-interest Expense
Non-interest expense decreased $542 thousand, or 8.0%, to $6.2 million for the quarter, compared to $6.8 million for the prior year quarter. For the six months ended September 30, 2015, non-interest expense decreased $1.1 million or 7.9%, to $12.2 million, compared to $13.3 million for the prior year period. The decrease in both periods were primarily related to lower expenses associated with delinquent loans and loan workout, as well as a decrease in employee compensation and benefits.

Income Taxes
Income tax expense was $79 thousand for the three months ended September 30, 2015, compared to $57 thousand for the prior year quarter. For the six months ended September 30, 2015, income tax expense was $93 thousand, compared to $73 thousand in the prior year period.

Financial Condition Highlights
At September 30, 2015, total assets were $736.7 million, reflecting an increase of $60.4 million, or 8.9%, from total assets of $676.4 million at March 31, 2015. This change was primarily driven by an increase of $79.5 million in the loan portfolio net of the allowance for loan losses, partially offset by a decrease of $21.3 million in the investment portfolio.

Total investment securities decreased $21.3 million, or 18.8%, to $91.8 million at September 30, 2015, compared to $113.1 million at March 31, 2015, as cash generated from calls and sales of securities was redeployed into higher yielding loans.

Loans, net increased $79.6 million, or 16.5%, to $562.8 million at September 30, 2015, compared to $483.2 million at March 31, 2015, following growth in mortgage and business loans from loan purchases and originations.

Loans held-for-sale ("HFS") increased $10 thousand to $2.6 million at September 30, 2015.

Total liabilities increased $60.1 million, or 9.7%, to $681.5 million at September 30, 2015, compared to $621.4 million at March 31, 2015, following growth in deposits.

Deposits increased $58.5 million, or 11.1%, to $586.3 million at September 30, 2015, compared to $527.8 million at March 31, 2015, due primarily to increases in certificates of deposits and money market accounts.

Advances from the Federal Home Loan Bank of New York and other borrowed money remained unchanged at $83.4 million at September 30, 2015.

Total equity increased $241 thousand, or 0.4%, to $55.2 million at September 30, 2015, compared to $55.0 million at March 31, 2015. The increase was primarily driven by a $227 thousand decrease in unrealized losses on investments and net income for the six month period.

Asset Quality
At September 30, 2015, non-performing assets totaled $12.8 million, or 1.7% of total assets, compared to $15.3 million, or 2.3% of total assets, at March 31, 2015, and $14.8 million, or 2.3% of total assets, at September 30, 2014. Non-performing assets at September 30, 2015, consisted of $3.9 million of loans 90 days or more past due and nonaccruing, $1.0 million of loans classified as troubled debt restructurings, $3.7 million of other real estate owned, and $2.6 million of loans classified as HFS.

At September 30, 2015, the allowance for loan losses was $4.6 million, representing a ratio of the allowance for loan losses to non-performing loans of 70.5% compared to a ratio of 53.3% at March 31, 2015. Reflecting a 22.8% decrease in our non-performing loans during the six month period, the ratio of the allowance for loan losses to total loans was 0.8% at September 30, 2015, compared to 0.9% at March 31, 2015.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. In light of its mission to promote economic development and revitalize underserved communities, Carver has been designated by the U.S. Department of the Treasury as a community development financial institution. Carver is among the largest African- and Caribbean-American managed banks in the United States, with ten full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contacts:
Michael Herley/Ruth Pachman
Kekst
(212) 521-4897/4891
michael-herley@kekst.com
ruth-pachman@kekst.com

David L. Toner
Carver Bancorp, Inc.
First Senior Vice President and Chief Financial Officer
(718) 676-8936
david.toner@carverbank.com

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

$ in thousands except per share data	September 30, 2015	March 31, 2015
ASSETS
Cash and cash equivalents:
Cash and due from banks	$56,919	$44,864
Money market investments	753	6,128
Total cash and cash equivalents	57,672	50,992
Restricted cash	154	6,354
Investment securities:
Available-for-sale, at fair value	75,760	101,185
Held-to-maturity, at amortized cost (fair value of $16,311 and $12,231 at September 30, 2015 and March 31, 2015, respectively)	16,087	11,922
Total investment securities	91,847	113,107

Loans held-for-sale	2,586	2,576

Loans receivable:
Real estate mortgage loans	485,916	412,204
Commercial business loans	76,766	70,555
Consumer loans	89	434
Loans, net	562,771	483,193
Allowance for loan losses	(4,572)	(4,477)
Total loans receivable, net	558,199	478,716
Premises and equipment, net	6,882	7,075
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	3,558	3,519
Accrued interest receivable	3,516	2,781
Other assets	12,322	11,266
Total assets	$736,736	$676,386

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Savings	$92,174	$95,009
Non-interest bearing checking	56,854	50,731
Interest-bearing checking	31,898	30,860
Money market	163,832	148,702
Certificates of deposit	239,258	200,123
Mortgagors deposits	2,278	2,336
Total deposits	586,294	527,761
Advances from the FHLB-NY and other borrowed money	83,403	83,403
Other liabilities	11,819	10,243
Total liabilities	681,516	621,407

EQUITY
Preferred stock (par value $0.01 per share: 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding)	45,118	45,118
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,698,031 shares issued; 3,696,087 shares outstanding at September 30, 2015 and March 31, 2015, respectively)	61	61
Additional paid-in capital	55,470	55,468
Accumulated deficit	(44,194)	(44,206)
Treasury stock, at cost (1,944 shares at September 30, 2015 and March 31, 2015)	(417)	(417)
Accumulated other comprehensive loss	(818)	(1,045)
Total equity	55,220	54,979
Total liabilities and equity	$736,736	$676,386

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
$ in thousands except per share data	2015	2014	2015	2014
Interest income:
Loans	$6,174	$5,000	$11,816	$10,162
Mortgage-backed securities	197	192	388	398
Investment securities	341	329	682	653
Money market investments	18	69	53	135
Total interest income	6,730	5,590	12,939	11,348

Interest expense:
Deposits	781	719	1,557	1,441
Advances and other borrowed money	312	273	594	543
Total interest expense	1,093	992	2,151	1,984

Net interest income	5,637	4,598	10,788	9,364
Provision for (recovery of) loan losses	643	(713)	761	(1,494)
Net interest income after provision for loan losses	4,994	5,311	10,027	10,858

Non-interest income:
Depository fees and charges	809	924	1,477	1,820
Loan fees and service charges	170	118	342	213
Gain on sale of securities	1	—	1	4
Gain (loss) on sale of loans, net	—	(2)	—	(2)
Gain on sale of real estate owned	—	—	18	4
Lower of cost or market adjustment on loans held-for-sale	—	1	—	1
Other	151	521	486	725
Total non-interest income	1,131	1,562	2,324	2,765

Non-interest expense:
Employee compensation and benefits	2,729	2,999	5,510	5,787
Net occupancy expense	1,125	959	2,121	1,844
Equipment, net	164	252	326	427
Data processing	232	43	581	320
Consulting fees	145	309	313	398
Federal deposit insurance premiums	133	115	255	353
Other	1,683	2,076	3,140	4,170
Total non-interest expense	6,211	6,753	12,246	13,299

(Loss) income before income taxes	(86)	120	105	324
Income tax expense	79	57	93	73
Consolidated net (loss) income	(165)	63	12	251
Less: Net loss attributable to non-controlling interest	—	(147)	—	(130)
Net (loss) income attributable to Carver Bancorp, Inc.	$(165)	$210	$12	$381

Earnings (loss) per common share:
Basic	$(0.04)	$0.06	$—	$0.10
Diluted	(0.04)	0.06	—	0.10

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table

$ in thousands	September 2015	June 2015	March 2015	December 2014	September 2014
Loans accounted for on a nonaccrual basis (1):
Gross loans receivable:
One-to-four family	$3,251	$3,654	$3,664	$3,089	$2,636
Multifamily	1,241	1,247	1,053	1,053	1,054
Commercial real estate	—	1,784	2,817	2,850	2,991
Business	1,992	1,883	861	1,550	1,395
Consumer	—	—	—	7	10
Total non-performing loans	$6,484	$8,568	$8,395	$8,549	$8,086

Other non-performing assets (2):
Real estate owned	3,723	3,723	4,341	3,934	4,122
Loans held-for-sale	2,586	2,576	2,576	2,606	2,606
Total other non-performing assets	6,309	6,299	6,917	6,540	6,728
Total non-performing assets (3):	$12,793	$14,867	$15,312	$15,089	$14,814

Non-performing loans to total loans	1.15%	1.74%	1.74%	1.96%	1.97%
Non-performing assets to total assets	1.74%	2.22%	2.26%	2.34%	2.30%

(1) Nonaccrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of contractual interest and/or principal is doubtful. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2) Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held-for-sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost less cost to sell, or fair value.

(3) Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered nonaccrual and are included in the nonaccrual category in the table above. At September 30, 2015, there were $6.5 million TDR loans that have performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Three Months Ended September 30,
	2015			2014
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$526,751	$6,174	4.69%	$393,167	$5,000	5.09%
Mortgage-backed securities	39,843	197	1.98%	36,006	192	2.13%
Investment securities	47,988	250	2.08%	52,976	252	1.90%
Restricted cash deposit	4,477	—	0.03%	6,354	1	0.03%
Equity securities (2)	3,349	34	4.03%	1,823	18	3.92%
Other investments and federal funds sold	46,844	75	0.64%	113,752	127	0.44%
Total interest-earning assets	669,252	6,730	4.02%	604,078	5,590	3.70%
Non-interest-earning assets	31,120			17,546
Total assets	$700,372			$621,624

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$32,312	$14	0.17%	$27,346	$11	0.16%
Savings and clubs	93,419	63	0.27%	96,844	65	0.27%
Money market	159,377	203	0.51%	141,376	175	0.49%
Certificates of deposit	213,918	501	0.93%	198,891	461	0.92%
Mortgagors deposits	1,929	—	—%	1,719	7	1.62%
Total deposits	500,955	781	0.62%	466,176	719	0.61%
Borrowed money	78,990	312	1.57%	43,610	273	2.48%
Total interest-bearing liabilities	579,945	1,093	0.75%	509,786	992	0.77%
Non-interest-bearing liabilities:
Demand	51,243			51,667
Other liabilities	14,543			6,996
Total liabilities	645,731			568,449
Non-controlling interest	—			(354)
Stockholders' equity	54,641			53,529
Total liabilities and equity	$700,372			$621,624
Net interest income		$5,637			$4,598

Average interest rate spread			3.27%			2.93%

Net interest margin			3.37%			3.04%

(1) Includes nonaccrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Six Months Ended September 30,
	2015			2014
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$507,249	$11,816	4.66%	$395,476	$10,162	5.14%
Mortgage-backed securities	39,080	388	1.99%	36,429	398	2.19%
Investment securities	51,706	505	1.95%	52,965	498	1.88%
Restricted cash deposit	5,411	1	0.03%	6,354	1	0.03%
Equity securities (2)	3,105	60	3.85%	1,870	42	4.48%
Other investments and federal funds sold	56,106	169	0.60%	115,007	247	0.43%
Total interest-earning assets	662,657	12,939	3.91%	608,101	11,348	3.73%
Non-interest-earning assets	27,858			14,108
Total assets	$690,515			$622,209

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$31,927	$27	0.17%	$25,601	$21	0.16%
Savings and clubs	94,418	126	0.27%	97,415	130	0.27%
Money market	155,124	389	0.50%	137,328	332	0.48%
Certificates of deposit	215,584	1,005	0.93%	201,995	942	0.93%
Mortgagors deposits	2,261	10	0.88%	1,997	16	1.60%
Total deposits	499,314	1,557	0.62%	464,336	1,441	0.62%
Borrowed money	70,966	594	1.67%	43,611	543	2.48%
Total interest-bearing liabilities	570,280	2,151	0.75%	507,947	1,984	0.78%
Non-interest-bearing liabilities:
Demand	51,466			53,473
Other liabilities	14,083			7,672
Total liabilities	635,829			569,092
Non-controlling interest	—			(361)
Stockholders' equity	54,686			53,478
Total liabilities and equity	$690,515			$622,209
Net interest income		$10,788			$9,364

Average interest rate spread			3.16%			2.95%

Net interest margin			3.26%			3.08%

(1) Includes nonaccrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended				Six Months Ended
	September 30,				September 30,
Selected Statistical Data:	2015		2014		2015		2014
Return on average assets (1)	(0.09)%		0.14%		—%		0.12%
Return on average stockholders' equity (2) (10)	(1.21)%		1.57%		0.04%		1.42%
Return on average stockholders' equity, excluding AOCI (2) (10)	(1.18)%		1.49%		0.04%		1.34%
Net interest margin (3)	3.37%		3.04%		3.26%		3.08%
Interest rate spread (4)	3.27%		2.93%		3.16%		2.95%
Efficiency ratio (5) (10)	91.77%		109.63%		93.40%		109.65%
Operating expenses to average assets (6)	3.55%		4.35%		3.55%		4.27%
Average stockholders' equity to average assets (7) (10)	7.80%		8.61%		7.92%		8.59%
Average stockholders' equity, excluding AOCI, to average assets (7) (10)	7.97%		9.09%		8.11%		9.11%
Average interest-earning assets to average interest-bearing liabilities	1.15	x	1.18	x	1.16	x	1.20	x

Basic earnings per share	$(0.04)		$0.06		$—		$0.10
Average shares outstanding	3,696,420		3,696,370		3,696,420		3,696,297

	September 30,
	2015		2014
Capital Ratios:
Tier 1 leverage ratio (8)	10.35%		10.42%
Common Equity Tier 1 capital ratio (8)	13.42%		n/a
Tier 1 risk-based capital ratio (8)	13.42%		16.98%
Total risk-based capital ratio (8)	14.92%		19.23%

Asset Quality Ratios:
Non-performing assets to total assets (9)	1.74%		2.30%
Non-performing loans to total loans receivable (9)	1.15%		1.97%
Allowance for loan losses to total loans receivable	0.81%		1.61%
Allowance for loan losses to non-performing loans	70.51%		81.59%

(1)	Net income, annualized, divided by average total assets.
(2)	Net income, annualized, divided by average total stockholders' equity.
(3)	Net interest income, annualized, divided by average interest-earning assets.
(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5)	Operating expense divided by sum of net interest income and non-interest income.
(6)	Non-interest expense, annualized, divided by average total assets.
(7)	Average stockholders' equity divided by average assets for the period ended.
(8)	These ratios reflect the consolidated bank only. September 30, 2015 ratios were calculated under the new capital requirements that became effective January 1, 2015.
(9)	Non-performing assets consist of nonaccrual loans and real estate owned.
(10)	See Non-GAAP Financial Measures disclosure for comparable GAAP measures.

Non-GAAP Financial Measures

In addition to evaluating Carver Bancorp's results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements their evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency ratio, return on average stockholders' equity excluding average accumulated other comprehensive income (loss) ("AOCI"), and average stockholders' equity excluding AOCI to average assets. Management believes these non-GAAP financial measures provide information that is useful to investors in understanding the Company's underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. Further, the efficiency ratio is used by management in its assessment of financial performance, including non-interest expense control.

Return on equity measures how efficiently we generate profits from the resources provided by our net assets. Return on average stockholders' equity is calculated by dividing annualized net income (loss) by average stockholders' equity, excluding AOCI. Management believes that this performance measure explains the results of the Company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the Company's current businesses. For purposes of the Company's presentation, AOCI includes the changes in the market or fair value of its investment portfolio and former pension plan. These fluctuations have been excluded due to the unpredictable nature of this item and are not necessarily indicative of current operating or future performance.

	Three Months Ended September 30,		Six Months Ended September 30,
$ in thousands	2015	2014	2015	2014
Average Stockholders' Equity
Average Stockholders' Equity	$54,641	$53,529	$54,686	$53,478
Average AOCI	(1,209)	(2,985)	(1,338)	(3,209)
Average Stockholders' Equity, excluding AOCI	$55,850	$56,514	$56,024	$56,687

Return on Average Stockholders' Equity	(1.21)%	1.57%	0.04%	1.42%
Return on Average Stockholders' Equity, excluding AOCI	(1.18)%	1.49%	0.04%	1.34%

Average Stockholders' Equity to Average Assets	7.80%	8.61%	7.92%	8.59%
Average Stockholders' Equity, excluding AOCI, to Average Assets	7.97%	9.09%	8.11%	9.11%